UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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NATIONAL BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the

Registrant)

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March 30, 2022

Dear Fellow Stockholder:

We invite you to join us for the Annual Meeting of Stockholders of National Bankshares, Inc. on Tuesday, May 10, 2022, at 3:00 p.m., Eastern Time. The Annual Meeting will be held at The Inn at Virginia Tech at 901 Prices Fork Road in Blacksburg, Virginia.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We will be voting to elect three directors, approve on an advisory basis our named executive officer compensation and ratify the appointment of Yount, Hyde & Barbour, P.C. as our independent auditors for 2022. We also will report on the operations of National Bankshares.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Please return the proxy as soon as possible, even if you plan to attend the Annual Meeting. Alternatively, you may vote your proxy by telephone or over the Internet by following the instructions on your proxy card or voting instruction form. If your broker, bank or other nominee holds your shares, you also should contact your nominee for additional information.

Thank you for your interest and investment in National Bankshares, Inc.

Sincerely,

F. Brad Denardo
Chairman, President and
Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2022

To the Stockholders of National Bankshares, Inc.:

 Notice is hereby given that the 2022 Annual Meeting of Stockholders of National Bankshares, Inc. will be held as follows:

Date:	Tuesday, May 10, 2022

Time:	3:00 p.m., Eastern Time

Location:	The Inn at Virginia Tech
901 Prices Fork Road
Blacksburg, Virginia 24061

The meeting is for the purpose of considering and acting upon the following items of business:

1.	Election of Three Class 2 Directors: To elect three Class 2 Directors to serve a term of three years each until the 2025 Annual Meeting.

2.	Advisory (Non-Binding) Vote to Approve Executive Compensation: To vote on a resolution to approve the compensation of the named executive officers disclosed in this proxy statement.

3.

Ratification of Appointment of Independent Registered Public Accounting Firm:  To vote on a proposal to ratify the Board of Directors’ appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

4.

Other Business:  To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on March 9, 2022 are entitled to receive notice of and to vote at the meeting, or at any adjournments of the meeting.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement of the matters proposed to be acted upon at the meeting.

To assure that your shares are represented at the meeting, you may vote your proxy by telephone or over the Internet or you may sign and return the form of proxy promptly, as applicable, so that if you are unable to attend the meeting your shares can nevertheless be voted. The proxy will not be used if you attend and vote in person at the meeting. You may revoke your proxy prior to the actual voting of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Lara E. Ramsey
Corporate Secretary

Blacksburg, Virginia

March 30, 2022

IMPORTANT NOTICE

Please (1) vote your proxy by telephone, (2) vote your proxy over the Internet or (3) mark, date, sign and promptly mail the form of proxy, as applicable, so that your shares will be represented at the meeting.

If you hold your shares in street name, it is critical that you instruct your broker, bank or other nominee how to vote if you want your vote to count in the election of directors and the advisory resolution to approve executive compensation (vote proposals 1 and 2 of this proxy statement). Under current regulations, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2022

This proxy statement and our annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2021 are available at http://nationalbankshares.com.

PROXY STATEMENT

OF

NATIONAL BANKSHARES, INC.

101 HUBBARD STREET

BLACKSBURG, VA 24060

P.O. BOX 90002

BLACKSBURG, VA 24062-9002

540-951-6300

www.nationalbankshares.com

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 10, 2022

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of National Bankshares, Inc. to be used at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3:00 p.m., Eastern Time, on Tuesday, May 10, 2022, and at any adjournments of the meeting. The approximate mailing date of the proxy statement, the notice of annual meeting and the accompanying proxy is March 30, 2022. In this proxy statement, references to “NBI,” “Bankshares,” the “Company,” “we,” “us,” or “our” refer to National Bankshares, Inc. and references to “NBB,” “National Bank” or the “Bank” refer to The National Bank of Blacksburg, the Company’s wholly-owned community bank subsidiary.

REVOCATION OF PROXIES

Stockholders who vote their proxies prior to the meeting retain the right to revoke them at any time prior to the actual voting of the proxies at the Annual Meeting. Proxies may be revoked by written notice received prior to the meeting, by submitting a signed proxy with a later date or by attending the meeting and voting in person. A written notice revoking a previously executed proxy should be sent to National Bankshares, Inc., P.O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: F. Brad Denardo. Unless revoked, the shares represented by properly executed proxies will be voted at the meeting according to the instructions contained in the proxy.

Where no instructions are given, proxies will be voted for the nominees for directors set forth in Proposal 1; for the non-binding resolution to approve the compensation of the named executive officers described in Proposal 2; and for the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm for the year ending December 31, 2022 described in Proposal 3.

An Annual Report to Stockholders, including the financial statements for the Company’s fiscal year ended December 31, 2021, is being mailed to stockholders at the same time as this Proxy Statement, but should not be considered proxy solicitation material.

VOTING SECURITIES AND STOCK OWNERSHIP

As of March 9, 2022, Bankshares had 6,022,752 shares of common stock ($1.25 par value) issued and outstanding. Each of the shares is entitled to one vote at the Annual Meeting. Only those stockholders of record at the close of business on March 9, 2022 will be entitled to vote at the meeting or at any adjournments.

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of votes entitled to be cast on matters to be considered at the Annual Meeting are present at the Annual Meeting or represented by proxy. If a share is represented for any purpose at the Annual Meeting, it will be considered present for purposes of establishing a quorum. Abstentions and broker shares which are voted on any matter are included in determining the number of votes present or represented by proxy at the Annual Meeting. Broker shares are those shares held by a stockholder through a broker, bank or other nominee. Broker shares that are not returned and not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast by shares entitled to vote at the Annual Meeting. On all other matters, the vote of a majority of shares present or represented by proxy and entitled to vote is required. Broker shares may not be voted in an uncontested Board election such as this one unless the beneficial owner has provided voting instructions. Votes that are withheld and broker shares that are not voted on any matter will not be included in determining the number of votes cast.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on a review of filings with Securities and Exchange Commission (the “SEC”), the Company is not aware of any holders of more than 5% of its common stock.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the beneficial ownership of National Bankshares, Inc. common stock as of March 9, 2022, by each director, nominee and executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise noted, the named individual has sole voting and investment power with respect to the stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 9, 2022		Percentage of Class
Lawrence J. Ball	11,500			*
F. Brad Denardo	35,518	(1) (2)		*
John E. Dooley	8,850	(2)		*
Michael E. Dye	3,107	(2)		*
Norman V. Fitzwater, III	6,000	(2)		*
Charles E. Green, III	46,238	(2)(3)		*
Mildred R. Johnson	2,183	(3)		*
Rebecca M. Melton	198	(1)(4)		*
Mary G. Miller	6,000			*
Paul M. Mylum	1,161	(1)		*
William A. Peery	12,998	(3)		*
Lara E. Ramsey	5,251	(1)		*
Glenn P. Reynolds	8,589	(3)		*
David K. Skeens	9,729	(1)		*
James C. Thompson	8,222			*
All current directors and executive officers as a group (14 persons)	165,346		2.75%

*	Represents less than 1% of the Company’s outstanding common stock.
(1)	Includes shares owned through the National Bankshares, Inc. Employee Stock Ownership Plan as follows:
Mr. Denardo, 18,525 shares; Ms. Melton, 198 shares; Mr. Mylum, 1,161 shares; Ms. Ramsey, 5,251 shares; and Mr. Skeens, 9,667 shares.
(2)	Includes shares owned jointly with spouse: Mr. Denardo, 485 shares; Dr. Dooley, 8,850 shares; Mr. Dye, 2,107 shares; Mr. Fitzwater, 6,000 shares; and Mr. Green, 12,658 shares.
(3)	Includes shares held by affiliated companies, spouses and dependent children, or as custodians or trustees, as follows: Mr. Green, 12,480 shares; Ms. Johnson, 1,177 shares; Mr. Peery, 7,332 shares; and Mr. Reynolds, 3,033 shares.
(4)	Ms. Melton resigned from the Bank effective December 7, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and executive officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge and based on the written representations of our directors and executive officers, during the past fiscal year our directors and executive officers complied with all applicable Section 16(a) filing requirements.

Stock Ownership Guidelines

While many of the Company’s directors and executive officers hold Bankshares stock, the Company does not have a specific policy regarding stock ownership and retention for its directors and executive officers at this time. The Compensation Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of Bankshares and with the stockholders’ interests.

Anti-Hedging and Pledging Policy

The Company has adopted an Anti-Hedging and Pledging Policy. Under the policy, Company directors and named executive officers are prohibited from engaging in short sales of Bankshares stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Bankshares stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Bankshares stock such as zero-cost dollars and forward sales contracts. In addition, Company directors and named executive officers are prohibited from pledging Bankshares stock as collateral for any loan or holding Bankshares stock in a margin account.

ELECTION OF DIRECTORS

The Company’s articles of incorporation provide that the directors will be divided into three classes (1, 2 and 3) with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The articles of incorporation also provide that the number of directors shall be set by the bylaws but shall not be less than nine or more than 26. On April 14, 2021, the Board of Directors amended the bylaws to set the number of directors from 12 to 11. The current term of office of the Class 2 directors expires at this 2022 Annual Meeting of Stockholders. The terms of Class 3 and Class 1 directors will expire in 2023 and 2024, respectively. In the future, the Board may consider adjustment of the size of each class of directors. All directors of the Company also serve as directors of NBB.

The Board of Directors has nominated three serving Class 2 directors, F. Brad Denardo, John E. Dooley and Norman V. Fitzwater, III, to serve a three-year term to expire at the Annual Meeting of Stockholders in 2025.

It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of the three nominees for Class 2 director. Each nominee has agreed to serve if elected. If any of the nominees is unexpectedly unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and any other person or persons who may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL

OF THE NOMINEES SET FORTH BELOW.

PROPOSAL 1

ELECTION OF THREE CLASS 2 DIRECTORS

Class 2 Nominees for Directors (Nominated to serve until the 2025 Annual Meeting):

F. Brad Denardo (Age 69): Mr. Denardo has served on the National Bankshares, Inc. Board of Directors since 2017. He joined National Bank as a Vice President in 1983 and was promoted to Executive Vice President of Loans in 1989. In 2002, he was named Executive Vice President and Chief Operating Officer of National Bank and was also elected to the National Bank Board of Directors. He was named President and Chief Executive Officer of NBB in May 2014 and named Chairman, President and Chief Executive Officer (“CEO”) of NBB in September 2017. He was Treasurer of National Bankshares Financial Services, Inc. (“NBFS”) from 2001 until 2017. He currently serves as Chairman, President and CEO of NBFS and has served as a director since 2001. He served as Executive Vice President of the Company from 2008 until August 31, 2017. Mr. Denardo was named President and CEO of the Company on September 1, 2017 and named Chairman, President and CEO of the Company on May 15, 2019. In addition to Mr. Denardo’s considerable banking experience, his community and professional involvement bring a valuable perspective to the Board. Mr. Denardo is a Board Member of the Virginia Tech Corporate Research Center, the Community Foundation of the New River Valley, the Blacksburg Partnership and Bankers Insurance, LLC.

John E. Dooley (Age 67): Dr. Dooley has served on the National Bankshares, Inc. Board of Directors since 2012. He retired as CEO and Secretary-Treasurer of the Virginia Tech Foundation, Inc., where he oversaw the leadership and management of Virginia Tech’s private assets in support of university programs and initiatives which total assets exceed $2.3 billion. Prior to becoming CEO of the Foundation in July 2012, Dr. Dooley served as Virginia Tech’s Vice President for Outreach and International Affairs for 10 years. Dr. Dooley has been an active member of the Virginia Tech community for 40 years. He serves on the boards of several community and state organizations, including Go Virginia Region 2 Council. He brings extensive financial knowledge and management capabilities to the Board as well as a significant network of contacts in the regional business and academic communities.

Norman V. Fitzwater, III (Age 71): Mr. Fitzwater has served on the National Bankshares, Inc. Board of Directors since 2017. He retired as President of A Cleaner World dry cleaning in Blacksburg, Virginia. Prior to opening the Blacksburg dry cleaning business in 1992, he was involved in the management and operation of several furniture manufacturing companies in Virginia and North Carolina. Mr. Fitzwater joined NBB’s Board in 2013 and contributes extensive small business and manufacturing experience to the Board. He is President of the Blacksburg Hokie Club and is a member of the Blacksburg Partnership, the Montgomery County Chamber of Commerce and Blacksburg United Methodist Church.

DIRECTORS CONTINUING IN OFFICE

Class 3 Directors (Serving until 2023 Annual Meeting)

Charles E. Green, III (Age 71): Mr. Green has served on the National Bankshares, Inc. Board of Directors since 2011. Previously, Mr. Green served as a member of the Board of Directors of NBB. He has over 30 years of experience as a community bank director having been elected to the NBB Board in 2006 and to the board of Bank of Tazewell County in 1986. Mr. Green has experience in small business management, as well as insurance and investment matters, all of which benefit the Company. He resides in, and was formerly the mayor of, Tazewell, Virginia, and possesses in-depth knowledge of that portion of the Company’s market area and community.

Mildred R. Johnson (Age: 67): Ms. Johnson has served on the National Bankshares, Inc. Board of Directors since 2017. As of September 1, 2019, Ms. Johnson retired as the Dean of Admissions at Radford University. For 22 years prior to her retirement at Radford University, she served in various roles at Virginia Tech, most recently as the Associate Vice Provost for Enrollment Management and Director of Undergraduate Admissions. She is a recognized leader in higher education with a career which spans over 44 years, primarily in college admissions. Ms. Johnson has served in leadership positions and on academic boards in both Virginia and nationally. She joined the NBB Board in 2012 and brings valuable experience in higher education and management to the Company.  She also serves on the Lewis Gale Hospital Montgomery Board of Trustees.

William A. Peery (Age 70): Mr. Peery has served on the National Bankshares, Inc. Board of Directors since 2005. As President of Cargo Oil Co., Inc. in Tazewell, Virginia, Mr. Peery has business management experience, including experience in financial management. Cargo Oil Co., Inc. operates convenience stores and sells petroleum products. The firm is headquartered in Tazewell, Virginia where Mr. Peery resides. Mr. Peery brings small business management experience to the Board. The Company considers small businesses to be a key component of its customer market.

James C. Thompson (Age 65): Mr. Thompson has served on the National Bankshares, Inc. Board of Directors since 2017. Mr. Thompson joined the NBB Board of Directors in 2006 with the merger of NBB and Bank of Tazewell County. Prior to the merger he served on the Bank of Tazewell County Board of Directors since 2005. He served as the Chairman of the Board of Directors of Thompson & Litton, Inc. for 13 years and he is currently the Director of Strategic Initiatives for the firm. He has served on its Board of Directors for 35 years and has been employed by the firm full-time since 1981. Thompson & Litton, Inc. is engaged in the business of engineering, architecture, and construction in seven Mid-Atlantic states. Mr. Thompson brings extensive experience in executive management, finance and strategic planning. He serves as Chairman of the Board of Carilion Tazewell Community Hospital, and on the Carilion Clinic Board of Directors in Roanoke, Virginia, and the Tazewell Community Foundation Board of Directors.

Class 1 Directors (Serving until 2024 Annual Meeting)

Lawrence J. Ball (Age 67): Mr. Ball has served on the National Bankshares, Inc. Board of Directors since 2006. He is retired President of Moog Components Group, a part of Moog, Inc., which is an international corporation. Prior to being named President, Mr. Ball was the Vice President and General Manager of Moog Components Group. Moog Components Group is headquartered in Blacksburg, Virginia, and the company designs and manufactures products in motion control, electronics and fiber optics. Mr. Ball has extensive experience in management and financial reporting. Mr. Ball’s experience as a senior manager with a large corporation is considered valuable in adding to the Board of Directors’ understanding of larger business operations.

Michael E. Dye (Age 67): Mr. Dye has served on the National Bankshares, Inc. Board of Directors since 2017. He became a member of the NBB Board in 2006 with the merger of NBB and the Bank of Tazewell County. Prior to the merger, he had served on the Bank of Tazewell County Board of Directors since 2005. Mr. Dye is a Pharmacist and owner of New Graham Pharmacy (since 1979), Cornerstone Gifts and New Graham Knives, all located in Bluefield, Virginia. He possesses an extensive knowledge of the business activity and community life in the Company’s important Bluefield market area. Mr. Dye is past president of the Bluefield, Virginia Downtown Development Corporation and is a member of the Bluefield, Virginia Business and Professional Association and the Bluefield Chamber of Commerce.

Mary G. Miller (Age 71): Dr. Miller has served on the National Bankshares, Inc. Board of Directors since 2003. For 30 years, she owned and operated Interactive Design & Development, Inc. (“IDD”), a custom software development company. After selling IDD in 2016, Dr. Miller accepted the position of Director of the Regional Acceleration and Mentoring Program (“RAMP”), which provides programs for technology businesses in the Roanoke-Blacksburg-Lynchburg, Virginia region. In her role at RAMP, she is building a mentor network in the region, conducting business development clinics and directing a residential program for promising technology companies. Dr. Miller brings in-depth knowledge of the region’s developing technology sector and technology issues to her service on the Board of Directors.

Glenn P. Reynolds (Age 69): Mr. Reynolds has served on the National Bankshares, Inc. Board of Directors since 2006. He is the founder and President of Reynolds Architects Incorporated, an architecture firm located in Blacksburg, Virginia. Mr. Reynolds’ familiarity with the area’s construction and development projects and his experience with local building firms are useful to the Board. In addition, Mr. Reynolds has small business management experience and a network of contacts in the local business and academic communities. He also serves on several area boards and Virginia Tech organizations.

All information is provided as of March 9, 2022, and employment information is provided for at least the past five years. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer. No director or nominee currently serves or has served within the past five years, as a director of any company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or is subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940. Mr. Denardo currently serves as a director on both of the wholly-owned subsidiaries of the Company, National Bank and NBFS. Except for Mr. Denardo, no other director has been employed by a subsidiary affiliate of the Company during the last five years. Each director and nominee, except for Mr. Denardo, has been determined to be independent by the Board of Directors using the definition of “independent director” that is used for determining compliance with the applicable listing standards for The Nasdaq Stock Market (“Nasdaq”), the national securities exchange on which the Company’s common stock is listed. (See also “Corporate Governance Matters-Director Independence and Certain Transactions with Officers and Directors.”)

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and rules adopted by the SEC under the Dodd-Frank Act, it is required that at least once every three years our stockholders have the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers, as described in the disclosures and discussion regarding executive compensation in this proxy statement (often referred to as a “say-on-pay” vote). Our performance-related compensation philosophy is the basis for all of our compensation decisions. Please refer to the “Executive Compensation” section for an overview of the compensation of the Company’s named executive officers, as required by SEC rules. At the 2017 Annual Meeting, stockholders voted in favor to hold this non-binding, advisory vote annually. Accordingly, the Company is asking stockholders to approve our named executive officers compensation through the following resolution:

“RESOLVED, that the stockholders approve the compensation of executive officers as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders of National Bankshares, Inc. pursuant to the rules of the Securities and Exchange Commission.”

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices discussed in this proxy statement. Because the vote is advisory, it will not be binding on the Company or its Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

For the year ending December 31, 2022, the Audit Committee of the Board of Directors has appointed Yount, Hyde & Barbour, P.C., (“YHB”) as the independent registered public accounting firm to audit the Company’s financial statements and its internal controls over financial reporting, subject to ratification by the Company’s stockholders. YHB has acted as the Company’s independent registered public accounting firm for many years.

The selection of YHB as the Company’s independent auditors is not required to be submitted to a vote of the stockholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection of YHB, the Audit Committee will reconsider whether to retain YHB, and may retain that firm or another firm without re-submitting the matter to the stockholders. Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

Representatives of YHB are expected to be at the Annual Meeting of Stockholders. Those representatives will have the opportunity to make a statement at the meeting and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2022.

OTHER BUSINESS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxy holders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

CORPORATE GOVERNANCE MATTERS

The Board and Board of Directors Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee and stockholders’ meetings. The Company’s Board of Directors meets monthly. In 2021, there were 12 regular Board meetings. During 2021, 10 of the 11 incumbent directors attended 75% or more of the total number of meetings of the Board of Directors of Bankshares and of the Board committees on which he or she served. Mr. Peery attended fewer meetings. All directors attended the Company’s 2021 Annual Meeting. The Board does not have a formal policy regarding directors’ attendance at the Annual Meeting of Stockholders.

Board Leadership Structure

In past years, the Company chose to combine the position of chairman of the board and principal executive officer. Mr. Denardo, who has served as the Company’s President and Chief Executive Officer since September 1, 2017, was first elected as the Chairman of the Board of Directors in May 2019. He served as the Company’s Executive Vice President from 2008 until August 31, 2017 and has served as President and Chief Executive Officer of the Company’s primary subsidiary, The National Bank of Blacksburg, where nearly all of the Company’s business operations occur, since May 2014. He was named Chairman, President and CEO in September 2017. Prior thereto, Mr. Denardo served as Executive Vice President of NBB. Mr. Denardo has spent his long and distinguished career in banking and has held leadership positions in both state and national banking trade organizations. The Board of Directors determined that Mr. Denardo’s knowledge of NBB and the banking industry, combined with his Board experience, make him the logical and natural choice to serve as Chairman of the Board of the Company. We believe the Board also benefitted from the continuity that Mr. Denardo provided in chairing the Board.

The Board of Directors believes that at times it is important for the independent directors to deliberate and act without having Company management present. To ensure that it has experienced leadership in these situations, the Board annually elects a Vice Chairman/Lead Director, who has the responsibility of chairing meetings when the Chairman is absent or when the Board wishes to meet without any representative of management being present. Mr. Green has served as Vice Chairman/Lead Director since May 2019. We believe this structure provides the Board with independent leadership in situations where the Chairman is excused from acting.

Board Committees

The Company’s Board has standing Executive, Audit, Compensation, Nominating and Risk Committees. The purpose of these committees is outlined below.

The Executive Committee did not meet in 2021. Mr. Denardo (Chair), Mr. Ball, Dr. Dooley and Mr. Green serve on the committee. The committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law. Mr. Denardo serves as Chairman of the Executive Committee because of his significant experience and positions held with the Company. Given his past experience with the Company’s management responsibilities, he is able to identify issues that require either the involvement of the Executive Committee or the full Board during interim periods between regularly scheduled Board meetings.

The Audit Committee met four times in 2021. Mr. Ball (Chair), Dr. Dooley, Mr. Fitzwater, Mr. Green and Mr. Thompson serve on the committee. The committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent auditors of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this committee is contained under the heading “Audit Committee Report”. Mr. Ball is qualified as our audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Compensation Committee met two times in 2021. Mr. Green (Chair), Mr. Ball, Dr. Dooley, Ms. Johnson, Mr. Reynolds and Mr. Thompson serve on the committee. This committee is responsible for establishing and approving the compensation of executive officers of the Company.  Reference is made to the “Compensation Discussion and Analysis” section of this proxy statement for further information on the duties and responsibilities of this committee.  All members of this committee are considered independent within the meaning of SEC regulations and the listing standards of Nasdaq.

The Nominating Committee met one time in 2021. Dr. Miller (Chair), Mr. Dye, Ms. Johnson and Mr. Peery serve on the committee. The committee is responsible for developing and reviewing background information on candidates for the Board and makes recommendations to the Board regarding such candidates. All the members of this committee are considered independent within the meaning of SEC regulations and the listing standards of Nasdaq.

The Risk Committee met three times in 2021. Dr. Miller (Chair), Mr. Denardo, Mr. Fitzwater, Ms. Johnson, Mr. Peery and Mr. Reynolds serve on the committee. The committee is responsible for overseeing the Company’s overall risk framework and risk appetite, and to oversee and approve the Company’s practices for risk identification, measurement, monitoring and control.

The charters of the Audit, Compensation, Nominating, and Risk Committees are available on the Company’s website, www.nationalbankshares.com. For access to the charters, select the “Corporate Governance” tab.

Board Compensation

In 2021, the members of the NBI Board of Directors received $1,500 for each regular or special Board meeting they attended. They were paid $800 for each committee meeting unless the committee meeting was held concurrently with the regular board meeting. Directors were also paid an annual retainer fee of $25,000. The Company’s directors receive no other forms of compensation, except as described in the table and paragraph below.

Directors Compensation Table(1)
Fees Earned or Paid in Cash ($)
Lawrence J. Ball	48,600
John E. Dooley	46,300
Michael E. Dye	47,800
Norman V. Fitzwater, III	47,800
Charles E. Green, III	47,000
Mildred R. Johnson	47,800
Mary G. Miller	47,800
William A. Peery	38,800
Glenn P. Reynolds	47,000
James C. Thompson	46,300
J. Lewis Webb, Jr.(2)	5,500

(1)         Directors fees paid to Mr. Denardo are disclosed in the Summary Compensation Table in “Executive Compensation.”

(2)         Dr. Webb’s term of service on the Board of Directors expired at the 2021 Annual Meeting held on May 11, 2021.

Director Independence and Certain Transactions with Officers and Directors

The Board has determined that each director of the Company, except for Mr. Denardo, is independent, as defined by the listing standards for Nasdaq, the national securities exchange on which the Company’s common stock is listed, and none of them is a present or past employee or officer of the Company or its subsidiaries.

In determining that each director meets the Nasdaq listing standards for independence, the Board of Directors recognized that NBB extends credit to the Company’s directors and executive officers, and business organizations and persons with whom Company directors and executive officers are associated or related. All loans extended to directors, executive officers and members of their immediate families, and corporations, partnerships and other entities with which such persons are affiliated, are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company, and do not involve more than the normal risk of collectability or present other unfavorable features. In making the determination that all of the directors are independent, except for Mr. Denardo, the Board of Directors considered that Mr. Green rents a small office space at a National Bank office. He has a lease with the Bank and paid market rent of $4,560 in 2020 and $4,740 in 2021. In 2020 and 2021, NBB paid Mr. Reynold’s firm $66,102 and $112,520 respectively, for architectural services rendered for our new Roanoke office. Except for Mr. Denardo, the transactions listed in this paragraph and the directors’ fees, no director received direct or indirect compensation from the Company in 2020 and 2021 that is required to be reported.

Board Tenure

The Company does not have a formal board tenure policy. However, in order to promote director succession planning, the Company’s bylaws state that directors reaching the age of 73 shall be ineligible for re-nomination to the Board at the expiration of the term of office during which the director becomes 73 years of age. There are no exemptions or conditions from this bylaw provision.

Risk Oversight Practices

In a financial institution, the role of the board of directors is critical to the organization. To fulfill its responsibility to oversee the Company’s risk management processes, the full Board of Directors receives extensive and regular reports from management outlining the status of financial, operational, credit, interest rate, liquidity, information technology (including cyber risk), capital, reputation, strategic, legal, compliance and other risks. The Company’s Treasurer and Chief Financial Officer, who serves as the subsidiary bank’s Senior Vice President/Operations & Risk Management, attends most meetings of the Board of Directors, is readily available to report to the directors, to answer the directors’ questions and is responsible, along with the Risk Committee, for raising any material risk management concerns with the Board.

The Risk Committee of the Board of Directors is responsible for assisting the Board in its oversight of the above-identified risks and for overseeing the Company’s enterprise risk management framework. Although risk management is primarily the responsibility of the Company’s management, the Risk Committee actively engages with management to establish risk management principles and to determine risk appetite and tolerance. In addition to the Company’s Treasurer and Chief Financial Officer being available at Board meetings, the chairperson of the Risk Committee also provides reports to the Board of Directors on various matters relating to risk. These reports are often the result of the committee meeting with such officers and other members of management regularly to discuss major risk exposures.

In addition to the efforts of the Risk Committee, other committees of the Board consider risk within their areas of responsibility. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the internal audits completed at both the parent company and subsidiary levels and the system of internal control. This oversight includes reviewing and discussing with management the Company’s major financial risk exposures and the procedures utilized by management to monitor and control such exposure. The Compensation Committee oversees risks relating to the Company’s compensation plans and programs.

Executive Officers

Information on the Company’s executive officers as of December 31, 2021 who are not directors is disclosed in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was mailed with this proxy statement.

Code of Ethics

We expect all of our directors, executive officers and employees to adhere to the highest standards of ethics and business conduct with each other, customers, stockholders and the communities we serve, and to comply with all applicable laws, rules and regulations that govern our business. The Board of Directors has adopted a Directors’ Code of Ethics and an Employees’ Code of Ethics. A portion of the Code of Ethics contains special provisions for the principal executive officer and senior financial officers of the Company or person performing similar functions for the Company. The Code of Ethics for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Ethics is available on the Company’s website, www.nationalbankshares.com.  Select the “Corporate Governance” tab. The respective Codes of Ethics are reviewed on an annual basis by the Board and the executive officers.

Stockholder Communication

Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such correspondence to National Bankshares, Inc., P. O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: Board of Directors (in the case of correspondence addressed to the “Board of Directors”), or to the individual director. All stockholder communications are forwarded to the Board or to the specified directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and is incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. This report was prepared by the following independent directors who compose the Compensation Committee:

Charles E. Green, III (Chair)

Lawrence J. Ball

John E. Dooley

Mildred R. Johnson

Glenn P. Reynolds

James C. Thompson

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of the Company’s compensation program for its named executive officers?

National Bankshares, Inc. has four goals for its compensation program for named executive officers. In 2021, these officers were: F. Brad Denardo, Chairman, President & CEO; David K. Skeens, Senior Vice President, Treasurer and Chief Financial Officer (“CFO”); Paul M. Mylum, Executive Vice President/Chief Lending Officer; and Lara E. Ramsey, Senior Vice President/Administration and Corporate Secretary. Rebecca M. Melton, who resigned from the Bank effective December 7, 2021 holding the position of Senior Vice President/Chief Credit Officer, is also considered a named executive officer for 2021. The four goals are:

●	To offer salaries and bonuses to fairly reward executive officers for their individual contributions in meeting short-term and long-term corporate strategic and financial goals.
●	To offer retirement and post-retirement benefits which incent executive officers to remain in leadership roles and which recognize and reward long tenure with the Company.
●

To offer total compensation that allows the Company to retain and recruit executive talent and which is competitive with peer financial institutions, but which fits within the Company’s conservative approach to managing overhead expense.

●	To offer a compensation program that does not increase, or have the potential to increase, material risk to the Company.

The Compensation Committee considers the results of the stockholder advisory “say-on-pay” vote in its deliberations regarding compensation of the named executive officers.  At the Company’s 2021 Annual Meeting, the stockholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis set forth in the Company’s 2021 Annual Meeting proxy statement. The vote was 3,366,319 shares “For” (94.15% of the shares voted) and 209,203 shares “Against” (5.85% of the shares voted).

What is the program designed to reward?

The compensation program for the President & CEO is designed to reward the profitable operation of the Company compared to its peers, particularly as measured by return on assets and return on equity. In addition, the program rewards the President & CEO when the Company’s short- and long-term strategic goals are met. Inherent in meeting strategic goals is the ability to recognize and manage risks to the Company. Named executive officers, other than the President & CEO, are rewarded for the Company’s success in meeting its performance goals and particularly for success in those areas for which they have individual management responsibility. One measure of the officers’ success is their ability to recognize and manage risk in their areas of responsibility.

Has the Compensation Committee engaged a compensation consultant?

In the second half of 2016, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, to provide consulting services in connection with developing the Company’s compensation philosophy and providing a competitive compensation review and incentive plan with respect to executive management, a larger group than the named executive officers. With the assistance of PM&P, the Compensation Committee also developed a peer group of similarly-sized financial institutions.

The compensation review encompassed (i) an assessment of the Company’s executive compensation as compared to market (similar executives in the peer group); (ii) a high-level assessment of the Company’s performance relative to peers; and (iii) establishing a basis for discussing potential pay or other compensation changes in future periods.

During 2020, PM&P was further engaged by the Compensation Committee to review both non-employee director compensation and President & CEO compensation. Such review took place after the establishment of 2020 compensation for such directors and the President & CEO. PM&P was not engaged to provide compensation services in 2021.

What was the Company’s peer group for 2021?

For 2021, the Compensation Committee, without the assistance of PM&P, updated the Company’s peer group of comparable financial institutions that was established in 2016. The 2021 peer group consisted of the following companies with assets ranging from approximately $1.3 billion to $3.5 billion:

ACNB Corporation	First United Corporation
American National Bankshares Inc.	Limestone Bancorp, Inc.
AmeriServ Financial, Inc.	Mid Penn Bancorp, Inc.
C&F Financial Corporation	Old Point Financial Corporation
CapStar Financial Holdings, Inc.	Peoples Bancorp of North Carolina, Inc.
Codorus Valley Bancorp, Inc.	Penns Woods Bancorp, Inc.
First Community Bancshares, Inc.	Shore Bancshares, Inc.

What is each element of compensation?

The elements of compensation are:

●	Salary (all named executive officers)
●	Non-equity (cash) incentive plan (all named executive officers)
●	Qualified retirement plans, including defined benefit, 401(k) and employee stock ownership plan (all named executive officers)
●	Nonqualified officers salary continuation plan (all named executive officers except Ms. Melton)
●	Board of Directors fees (President & CEO)
●	Perquisites and other personal benefits (President & CEO)

Why does the Company choose to pay each element of compensation?

During 2021, the Company used salary as the cornerstone of its compensation program because it believes that the focus of executive officers, particularly of those below the level of the President & CEO, should be on the Company’s long-term growth and performance. Annual increases are awarded based upon individual performance in meeting stated goals for that review period. Because salary rather than some form of annual incentive has been the major component of their compensation through 2021, executive officers have sufficient personal economic security to make and support management decisions that may trade immediate gain for greater long-term corporate success. In addition, limiting compensation primarily to salary inhibits the incentive to take unreasonable short-term risks at the expense of reaching long-term goals.

The Company has an annual incentive plan designed to reward achievements of annual corporate financial goals and individual performance goals that are consistent with the Company’s strategic plan and focused on growing return to stockholders. The plan provides a method for the Company to motivate, attract and retain qualified executives. Incentive compensation under the plan is paid in the form of a cash bonus and is based on an incentive target for each participant’s position. Each of the named executive officers participates in the plan. More information is contained in “Annual Incentive Plan” discussed below.

Each named executive officer, along with all other eligible Company employees, participates in three qualified retirement plans. NBI sponsors a defined benefit pension plan, the National Bankshares, Inc. Retirement Income Plan. The Company also sponsors The National Bankshares, Inc. Retirement Accumulation Plan, which is a 401(k) plan, and the National Bankshares, Inc. Employee Stock Ownership Plan. The Company believes that it is important to assist its long-term employees, including its executive officers, in assuring financial security in retirement for themselves and their families. National Bankshares, Inc. also believes that its Employee Stock Ownership Plan helps to align the interests of all employees, including executive officers, with the interests of its stockholders. More information is contained in “Qualified Retirement Plans.”

The Company has established a nonqualified salary continuation plan that is designed to provide certain key Company officers, including certain named executive officers, with supplemental retirement income. This plan was established to enhance the Company’s ability to retain key decision-makers and to supplement the retirement benefits of those more highly compensated executives who, because of legal limitations, are unable to participate fully in the qualified retirement plans. There is further discussion in “Nonqualified Retirement Plans.”

In 2021, Mr. Denardo served as a paid director of the Company and NBB. He received the same compensation as outside directors. The Company believes that this is an appropriate practice because this executive officer devotes additional time to his Board of Directors’ responsibilities, and all directors, both internal and external, share the same fiduciary obligations and liability risk.

The perquisites and personal benefits that are provided to Mr. Denardo are defined in his employment agreement. These items were agreed to for two reasons. First, they are typical benefits for individuals holding the respective positions in peer banks and financial holding companies. As such, they are part of a total compensation package that is competitive in the Company’s operating environment. Second, certain perquisites that offer a degree of personal benefit are also directly related to job performance. The perquisites that are available to any of the other named executive officers are limited in nature and available to all employees of the Company. See “Executive Compensation” and “Employment Agreements and Change in Control Arrangements.”

How does the Company determine the amount for each element?

Salary: The salaries of National Bankshares’ named executive officers, except for the President & CEO, are within the Company’s established salary ranges for each officer position. The ranges are developed after considering an annual salary survey published by the Virginia Bankers Association as well as publicly available salary information about comparable positions at institutions in the Company’s peer group and in the locations in which Bankshares and its subsidiaries do business. The annual increase in base salary for these individuals is determined by the President & CEO. In making the determination, Mr. Denardo considers the nature and responsibility of the position; the competitiveness of the market for the executive’s services; the expertise of the individual executive; and to what degree the executive has achieved annual performance goals. Individual annual performance goals support the Company’s business strategy, but are not tied to objective performance measures. The President & CEO reports changes to the executive officer salaries to the Compensation Committee at least annually.

Mr. Denardo’s base salary of at least $360,000 was set in the amended and restated employment agreement dated March 11, 2015, effective January 1, 2015. The base salary was increased to its current level primarily as a result of Mr. Denardo being named President & CEO of the Company and assuming these roles and responsibilities, as well as his continuing in those positions.

The base salary for Mr. Denardo was determined after considering compensation for this position reported in the Virginia Bankers Association’s annual salary survey and from the public documents of peer group institutions that disclose salaries paid to other individuals holding similar positions. The Compensation Committee determines annual salary increases for Mr. Denardo after assessing his contributions to the success of the Company. In measuring the Company’s success, the Committee compares NBI’s financial results to the peer group listed above. Specifically, the Compensation Committee compares Bankshares’ return on assets (“ROA”) and return on equity (“ROE”) with the average ROA and ROE of the peer bank holding companies. Based on the Company’s performance relative to its peers in 2020, on March 1, 2021 the Compensation Committee set Mr. Denardo’s 2021 salary at $520,000, which was an increase over his salary in 2020. The Committee also considered Mr. Denardo’s extensive tenure and long track record of success in profitably leading the Company and NBB and in managing risks to the Company and NBB in a challenging economic environment. Although the Committee weighs the peer comparison heavily in determining Mr. Denardo’s salary increase, it does not utilize an objective formula. The Committee considers the Company’s progress in meeting budget goals for the year, but it does not utilize a quantitative assessment of budget goals in determining the amount of annual salary increase. Likewise, although there are no objective measures utilized, the Committee considers stock performance and the level of stockholder dividends, among other criteria, in establishing salary. In assessing Bankshares’ stock performance, the Compensation Committee looks at its price, the price to earnings ratio and dividend yield as compared with the stock of the Company’s identified peers. The Committee validates salary increases by referring to the Virginia Bankers Association salary survey and to public documents from peer institutions. As mentioned above, the annual increase in base salary for all other executive officers is determined by the President & CEO, who reports such increases to the Board.

Annual Incentive Plan Bonus: An annual incentive cash bonus paid to each of the named executive officers for 2021 was determined pursuant to the Company’s Annual Incentive Plan, other than Ms. Melton. This plan is discussed in greater detail under “Annual Incentive Plan.”

Qualified Retirement Plans: The named executive officers participate with other eligible employees in the Company’s three qualified retirement plans. Every participant’s benefits are determined under the specific provisions of each of the plans. These plans are discussed in greater detail under “Qualified Retirement Plans.”

Nonqualified Salary Continuation Plan: In 2006, the Company’s subsidiaries entered into salary continuation plan agreements, which have been amended from time to time, with a group of selected senior officers. Assuming retirement at normal retirement age (age 65), contributions to the Salary Continuation Plan are sufficient to provide the greater of lifetime or 15 years of annual supplemental retirement income payments equal to 25.0% of projected final average salary (based on 2008 annual salary, adjusted by a pre-retirement inflation factor of 4%) for Mr. Denardo, 27.3% of final average salary (based on 2021 annual salary, adjusted by a pre-retirement inflation factor of 4%) for Mr. Skeens, 25.0% of final average salary (based on 2021 annual compensation, adjusted by a pre-retirement inflation factor of 4%) for Mr. Mylum, and 22.2% of final average salary (based on 2021 annual salary, adjusted by a pre-retirement inflation factor of 4%) for Ms. Ramsey. Final average salary is equal to the projected average salary for the five years prior to the Normal Retirement Age.

In 2016, the Company’s subsidiaries entered into a separate additional salary continuation agreement with Mr. Denardo. Assuming retirement at the normal age (age 70 for this agreement), the agreement provides an additional $17,512 annual benefit payable for the greater of 15 years or lifetime.

Board of Directors Fees: Mr. Denardo received the same compensation as outside directors for serving as a director of the Company. See also “Corporate Governance Matters.”

Perquisites and Other Personal Benefits: The Compensation Committee has determined that Mr. Denardo, as President & CEO, should receive a comprehensive and competitive total compensation package, including perquisites. During 2021, these perquisites were limited to a Company-owned automobile, which facilitates business travel, as well as sports tickets and club memberships which assist Mr. Denardo with marketing and business development efforts. Mr. Denardo, with approval of the Compensation Committee, determines perquisites available to the other named executive officers, if any, and reports annually to the Compensation Committee on these items.

How does each element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect the decisions regarding other elements?

As noted above, each compensation element supports retention, the achievement of short- and long-term corporate goals, and provides reasonable financial security to the employee. Each year, the Compensation Committee assesses the total compensation package for each named executive officer to determine that it is appropriate. The Compensation Committee also reviews each element of the compensation package and determines that each is satisfactory in relation to the other.

Annual Incentive Plan for 2021

As described above, during 2016, the Compensation Committee retained the services of PM&P, an independent executive compensation consulting firm, to assist the Compensation Committee in its review of executive compensation and to develop an Annual Incentive Plan (the “Incentive Plan”) for certain executive officers, which the Compensation Committee approved and adopted in 2016. The Compensation Committee believes that the Incentive Plan demonstrates that the Board and management recognize current trends and best practices with respect to executive compensation, and provides a focus for management to create value for stockholders.

Plan Purpose

The purpose of the Incentive Plan is to reward the achievements of annual corporate financial goals and individual performance goals that are consistent with the Company’s strategic plan and focused on growing return to stockholders. The Incentive Plan is further intended to assist the Company in its ability to motivate, attract and retain qualified executives. The Incentive Plan was in effect January 1, 2021 through December 31, 2021, and will continue to renew for successive one-year periods (each year called a “Plan Year”) as determined by the Compensation Committee.

Plan Participation

Incentive Plan participation is limited to the President & CEO and those executive officers, including the named executive officers, that the President & CEO recommends and that the Committee approves during the first 90 days of each Plan Year. Any incentive compensation is paid in the form of a cash bonus and is based on an incentive target that is approved at the beginning of each Plan Year by the Compensation Committee. The Compensation Committee determines the amount of any incentive compensation award to be paid, following a review of the recommendations from the President & CEO.

How are Incentive Plan awards calculated?

Awards under the Incentive Plan are paid out of a pool calculated on both the individual incentive targets of each participant in the Incentive Plan and of the Company’s level of performance achieved in one or more financial objectives that the Compensation Committee approves at the beginning of each Plan Year. Target annual incentive awards for each named executive officer is expressed as a percentage of base salary, as follows:

Named Executive Officer	Target Annual Incentive (As a % of Base Salary)
F. Brad Denardo	30%
David K. Skeens	20%
Rebecca M. Melton(1)	20%
Paul M. Mylum	20%
Lara E. Ramsey	20%

(1)	Ms. Melton resigned from the Bank effective December 7, 2021, making her not eligible for any incentive compensation award under the Incentive Plan.

Seventy percent (70%) of the President & CEO’s target annual incentive award is based on the achievement of pre-determined corporate financial goals. The remaining thirty (30%) is based on individual performance. One-half (50%) of the other executive officers’ target annual incentive award is based on the achievement of pre-determined corporate financial goals. The remaining one-half (50%) is based on individual performance. The corporate financial goals are established by the Compensation Committee. For Mr. Denardo, the individual performance assessment is made by the Compensation Committee, and for the other named executive officers the individual performance assessment is made by the Compensation Committee and Mr. Denardo. The assessments take into account both quantitative and qualitative factors.

Award Components

Corporate Financial Component: Cash awards under the Incentive Plan are paid out of the plan’s incentive pool after a Plan Year. At the beginning of the Plan Year, the Compensation Committee establishes threshold, target and superior levels of corporate financial performance. The ultimate value of the incentive pool can increase based on actual performance and is funded based on year-end results as follows:

Level of Performance	Incentive Pool Funding
Superior	150%
Target	100%
Threshold	50%
Below Threshold	0%

The Compensation Committee also retains the discretion to consider other factors (including, for example, our performance relative to peers, market conditions, the interest rate environment or any unusual expenses) in determining the overall corporate financial component payout. For the 2021 Plan Year, the incentive pool was funded based on the achievement of pre-determined company-wide Net Income goals for 2021 established by the Compensation Committee, as follows:

Corporate Financial	Level of Performance
Goal	Threshold	Target	Superior	Actual
Net Income	$8,398	$16,796	$25,194	$20,382

Based on the Net Income achieved by the Company in 2021, the incentive pool was funded at 100% of target.

Individual Performance Component: At the beginning of the Plan Year, individual performance criteria for each of the named executive officers is presented to the Compensation Committee by the President & CEO. The Company considers the individual goals confidential strategic information and does not publicly disclose such information for competitive reasons.

In February 2022, the Compensation Committee reviewed and considered each named executive officer’s performance during the 2021 Plan Year, including recommendations and performance summaries from the President & CEO for each of the other named executive officers. The Compensation Committee reviewed the President & CEO’s 2021 Plan Year performance independently.

2021 Award Payouts

Based on the corporate financial component and individual performance component determinations described above, the actual cash incentive awards received by each of our named executive officers for 2021 were as follows:

Named Executive Officer	Actual Award Payout
F. Brad Denardo	$149,040
David K. Skeens	$28,832
Becky M. Melton(1)	---
Paul M. Mylum	$40,000
Lara E. Ramsey	$27,400

(1)	Ms. Melton resigned from the Bank effective December 7, 2021, making her not eligible for any incentive compensation award under the Incentive Plan.

The Incentive Plan awards paid to the named executive officers in early 2022 for fiscal 2021 performance are also provided in the Summary Compensation Table.

How are the Corporate Financial and Individual Performance components of the Incentive Plan determined?

The President & CEO recommends corporate financial goals for a Plan Year to the Compensation Committee within the first 90 days of a Plan Year, which the Compensation Committee reviews and, if in agreement, approves in writing.

How is the Incentive Plan administered?

The Compensation Committee is responsible for the oversight, supervision and existence of the Incentive Plan and for any modification or termination of the Incentive Plan. As mentioned above, the Compensation Committee also retains the discretion to consider other factors (including, for example, our performance relative to peers, market conditions, the interest rate environment or any unusual expenses) in determining the overall corporate financial component payout. The President & CEO monitors the individual performance component for each participant and makes recommendations to the Compensation Committee concerning award opportunities and the amount of a participant’s awards under the Incentive Plan. The President & CEO has been delegated discretion to interpret the terms of the Incentive Plan, to determine eligibility for benefits, and to calculate the incentive compensation awards under the Incentive Plan, with the exception of matters concerning his own eligibility or awards under the Incentive Plan. The Compensation Committee will make decisions concerning all matters concerning the President & CEO’s award, approve all opportunities, goals and award payments made to the named executive officers and approve the aggregate value of opportunities and award payout under the Incentive Plan. The Compensation Committee, in its discretion, makes all final determinations which may be necessary or desirable for the effective administration of the Incentive Plan.

Unless the Compensation Committee deems otherwise, awards will not be earned or paid, regardless of corporate financial or individual performance, if (1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Compensation Committee considers it imprudent to provide awards under the Incentive Plan, or (2) after a review of the Company’s credit quality measures, the Compensation Committee considers it imprudent to provide awards under the Incentive Plan.

The Compensation Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will have the President & CEO notify each participant of its decision to withhold or adjust an incentive compensation award.

The Incentive Plan has provisions for prorated payments to a participant in the event of the participant’s death, permanent disability or retirement. If a participant’s employment ceases for any other reason, including, without limitation, a voluntary termination of employment by a participant as defined by the Company’s personnel policies, or an involuntary termination with or without cause, the participant will not be eligible for any incentive compensation award under the Incentive Plan.

Payments under the Incentive Plan are subject to the Company’s Clawback Policy described below.

Compensation Clawback

The Company has adopted a clawback policy applicable to our named executive officers. Under the clawback policy, the Compensation Committee may, in its reasonable discretion, require an executive officer to reimburse the Company for the amount of any payment previously received by such officer under a cash bonus plan as well as an equity compensation plan. This type of reimbursement is often called a “clawback.” The clawback would apply if the Company is required to restate financial statements for any year in the three-year period preceding the date on which the Company would be required to prepare a restatement, regardless of whether such restatement was a result of an officer’s intentional misconduct or gross negligence. Once the SEC and Nasdaq adopt and implement a final rule for clawback policies as mandated by the Dodd-Frank Act, the Company will modify its existing policy as necessary.

COMPENSATION COMMITTEE PROCEDURES

Pursuant to its charter, the Compensation Committee is charged with annually evaluating the performance of the Company’s President & CEO and determining the appropriate compensation and benefits package for him. As authorized by its charter, the Compensation Committee has delegated to Mr. Denardo the responsibility for evaluating the performance and setting the compensation of the other named executive officers, and he reports to the Compensation Committee at least annually about those matters.

In carrying out its responsibilities, the Compensation Committee meets at least once each year. There are no officers or employees present at the Compensation Committee’s annual meeting to evaluate the performance of the President & CEO and to determine his compensation. The Compensation Committee considers the Company’s financial performance data; information about the financial performance of peer institutions; and salary data from salary surveys and publicly available sources. The Compensation Committee also monitors the results of the annual advisory “say-on-pay” vote and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority of our stockholders approved the compensation program described in the Company’s proxy statement in 2021, the Compensation Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote. At the conclusion of the Compensation Committee’s meeting or at a separate meeting, the President & CEO provides the Compensation Committee with a report on the performance and compensation of the other named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No director who serves on the Compensation Committee is an officer or employee of Bankshares or any Bankshares’ subsidiary. No executive officer of Bankshares, NBB or NBFS serves as a director of another entity which has an executive officer serving on the Compensation Committee. No executive officer of Bankshares, NBB or NBFS serves as a member of the compensation committee of another entity which has an executive officer who serves as a director or member of our Compensation Committee. None of the members of the Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with Bankshares or its subsidiaries, except as explained in “Corporate Governance Matters-Director Independence and Certain Transactions with Officers and Directors.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the individuals who served as Bankshares’ named executive officers during 2021.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)
F. Brad Denardo	2021	517,333	---
Chairman, President & CEO – NBI	2020	500,000	---
(Principal Executive Officer)
Chairman, President & CEO – NBB
Chairman, President & CEO – NBFS
David K. Skeens	2021	185,150	---
Treasurer & CFO – NBI	2020	176,450	---
(Principal Financial Officer)			---
Senior Vice President/Operations & Risk Management & CFO – NBB
Rebecca M. Melton(1)	2021	180,799	---
Former Senior Vice President/Chief Credit Officer – NBB	2020	186,750	---
Paul M. Mylum	2021	202,500	---
Executive Vice President/Chief Lending Officer – NBB	2020	194,166	---
Lara E. Ramsey	2021	139,397	---
Senior Vice President/Administration – NBB	2020	134,083	---
Corporate Secretary – NBI / NBB

(1)         Ms. Melton resigned from the Bank effective December 7, 2021.

Summary Compensation Table (continued)
Name	Year	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
F. Brad Denardo	2021	149,040	185,690	159,529	1,011,592
	2020	136,037	379,670	150,028	1,165,735
David K. Skeens	2021	28,832	85,995	19,660	319,637
	2020	33,656	221,134	17,176	448,416
Rebecca M. Melton	2021	---	(32,427)	10,822	159,194
	2020	35,635	9,481	18,401	250,267
Paul M. Mylum	2021	40,000	118,928	21,474	382,902
	2020	36,499	180,020	18,689	429,374
Lara E. Ramsey	2021	27,400	79,425	14,771	260,993
	2020	24,973	168,280	13,159	340,495

(1)	Consists of cash bonus payments earned by the officer pursuant to the Company’s Incentive Plan for the respective year.
(2)	Consists of changes in the actuarial present fair value in the National Bankshares, Inc. Retirement Income Plan and in the Officers Salary Continuation Plan for each officer. All changes in values are based on reports from independent advisors, using the assumptions described in the “National Bankshares, Inc. Retirement Income Plan” and “Officer Salary Continuation Plan” sections of this proxy statement.
(3)	Additional information about “All Other Compensation” for the executive officers is provided in the following chart.

Detail of All Other Compensation
Name	Year	Directors Fees ($)(1)	Matching Contribution Under National Bankshares, Inc. Retirement Accumulation Plan ($)	Contribution Under National Bankshares, Inc. Employee Stock Ownership Plan ($)	Perquisites ($)(2)	Nonqualified Deferred Compensation Plan Payments ($)(3)	Total All Other Compensation ($)
F. Brad Denardo	2021	47,800	14,500	11,557	13,184	72,488	159,529
	2020	39,500	14,250	9,352	14,438	72,488	150,028
David K. Skeens	2021	---	10,940	8,720	---	---	19,660
	2020	---	10,370	6,806	---	---	17,176
Rebecca M. Melton	2021	---	10,822	---	---	---	10,822
	2020	---	11,110	7,291	---	---	18,401
Paul M. Mylum	2021	---	11,950	9,524	---	---	21,474
	2020	---	11,284	7,405	---	---	18,689
Lara E. Ramsey	2021	---	8,220	6,551	---	---	14,771
	2020	---	7,945	5,214	---	---	13,159

See “All Other Compensation” in the Summary Compensation Table above.

(1)	Director’s fees for Mr. Denardo include fees from NBI and NBB.
(2)	In 2021, perquisites for Mr. Denardo’s totaled $8,720 for personal use of a Company-owned automobile and $4,464 for club dues and sports tickets.
(3)	On August 1, 2017, at age 65, Mr. Denardo began receiving monthly payments of $6,040.67 from the Officer Salary Continuation Plan. Please see “Nonqualified Retirement Plans” below.

Employment Agreements and Change in Control Arrangements

The Company’s Chairman, President & CEO has been employed by the Company and its subsidiaries for many years. He has provided guidance in the growth and long-term development of the Company’s business. His experience and knowledge of the operations and customs of Bankshares is a benefit to the future success of the Company. As an inducement to his continued employment, the Board of Directors determined that Bankshares should enter into an employment agreement with Mr. Denardo. The Board also approved the change in control provisions contained in Mr. Denardo’s employment agreement in part to ensure that Bankshares would be more likely to retain his services during periods of uncertainty resulting from significant ownership changes, should they occur.

Employment Agreement with Mr. Denardo

The Company and Mr. Denardo entered into an executive employment agreement on December 17, 2008, which agreement was amended and restated on March 11, 2015, with an effective date of January 1, 2015. Pursuant to the terms of the employment agreement, Mr. Denardo was named the Company’s Executive Vice President at an initial annual base salary of $360,000. The agreement also provides for his service in any other executive or management position with the Company and its affiliates, and for cash bonuses and stock-based awards in such amounts as may be determined by the Company’s Board of Directors or a committee thereof. The employment agreement had an initial two-year term and continues for successive one-year terms unless either party provides notice of non-renewal at least one year prior to the end of the then-current term.

If the Company terminates Mr. Denardo’s employment without “Cause” or if he resigns for “Good Reason” (as those terms are defined in the employment agreement), he will be entitled to receive for 24 months following his termination (i) monthly salary continuation payments based on his highest annual base salary in effect at any time during the term of his agreement and (ii) on a monthly basis, all welfare and executive benefits he was receiving at the time of termination, subject to the terms of the Company’s plans and programs. Mr. Denardo will also be entitled to receive, in a lump sum payment, an amount equal to (i) his base salary through the date of termination, (ii) any incentive or bonus compensation earned but not paid, (iii) the product of his last annual bonus paid or payable and a fraction, the numerator of which is the number of days in the then-current year through the date of termination and the denominator of which is 365, and (iv) any other benefits or awards that have been earned or become payable, but which have not yet been paid to Mr. Denardo (the “Accrued Obligations”).

The employment agreement also contains provisions which can have the effect of prolonging, enhancing and accelerating Mr. Denardo’s compensation and benefits under certain circumstances involving a “Change in Control” of the Company (as the term is defined in the agreement). The term of the employment agreement is automatically extended for three years from the date of a Change in Control and Mr. Denardo is entitled to continue to receive compensation and benefits during that period as set forth in the employment agreement, except that he becomes entitled to minimum annual stock-based awards equal to 30% of his base salary. If within two years after a Change in Control, Mr. Denardo’s employment is terminated by the Company without Cause or by him for Good Reason, he becomes entitled to receive a lump sum salary continuation payment equal to 2.99 times his average annual compensation includable in his annual gross income for the period of five years preceding the Change in Control (the “Salary Continuation Benefit”). If such a termination occurs at or after the two-year anniversary of the Change in Control (or if the Change in Control is not considered a “change in control event” for purposes of Internal Revenue Code Section 409A), the Salary Continuation Benefit will instead be paid in equal monthly installments over a 24-month period. If Mr. Denardo’s employment is terminated by the Company without Cause or by him for Good Reason after a Change in Control at any time the agreement is in effect, he also is entitled to receive any Accrued Obligations, welfare and executive benefits for 36 months, and certain enhancements to his retirement benefits as set forth in the employment agreement. The agreement provides that if amounts payable to Mr. Denardo in connection with a Change in Control would result in certain adverse tax consequences under the Internal Revenue Code, payments under the agreement will be reduced to the extent necessary to avoid imposition of such tax consequences.

The employment agreement provides that all payments under the agreement are intended either to be outside the scope of Internal Revenue Code Section 409A or to comply with its provisions.

The employment agreement contains provisions requiring Mr. Denardo to maintain the confidentiality of Company information. The agreement also provides that Mr. Denardo will not compete with the Company for 24 months after ceasing employment, unless the termination is by the Company without Cause or by him for Good Reason following a Change in Control.

Potential Payments Upon Termination Before or After a Change in Control

The following table provides information on the potential payments to the named executive officers upon termination of employment before or after a change in control of the Company, assuming the termination or change in control occurred on December 31, 2021.

Name	Benefit	Before Change in Control Termination Without Cause or Resignation For Good Reason ($)		After Change in Control Termination Without Cause or Resignation For Good Reason ($)		Long-Term Incapacity ($)		Death ($)
F. Brad Denardo	Post-Termination Compensation	517,333		1,291,139		---		---
	Welfare & Executive Benefits Continuation	35,807		71,614		---		---
	Officers Salary Continuation Plan	87,373	(1)	89,462	(2)	87,373	(3)	90,000	(4)
	Total Value:	640,513		1,452,215		87,373		90,000

David K. Skeens	Post-Termination Compensation	---		---		---		---
	Welfare & Executive Benefits Continuation	---		---		---		---
	Officers Salary Continuation Plan	36,974	(1)	44,838	(2)	36,974	(3)	68,940	(4)
	Total Value:	36,974		44,838		36,974		68,940

Rebecca M. Melton	Post-Termination Compensation	---		---		---		---
	Welfare & Executive Benefits Continuation	---		---		---		---
	Officers Salary Continuation Plan	---		---		---		---
	Total Value:	---		---		---		---

Paul M. Mylum	Post-Termination Compensation	---		---		---		---
	Welfare & Executive Benefits Continuation	---		---		---		---
	Officers Salary Continuation Plan	31,917	(1)	53,696	(2)	31,917	(3)	70,000	(4)
	Total Value:	31,917		53,696		31,917		70,000

Lara E. Ramsey	Post-Termination Compensation	---		---		---		---
	Welfare & Executive Benefits Continuation	---		---		---		---
	Officers Salary Continuation Plan	22,318	(1)	27,272	(2)	22,318	(3)	45,000	(4)
	Total Value:	22,318		27,272		22,318		45,000

(1)

The Officers Salary Continuation Plan early termination benefit is an annual amount commencing at normal retirement age payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.

(2)

The Officers Salary Continuation Plan change in control benefit is an annual amount commencing at termination of employment payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.

(3)

The Officers Salary Continuation Plan disability benefit is an annual amount commencing at normal retirement age payable to the officer for the longer of life or to the officer’s beneficiary for 15 years.

(4)	The Officers Salary Continuation Plan death benefit is an annual amount commencing at death payable to the officer’s beneficiary for 15 years.

The table above does not provide information on the present value of accumulated benefits for each officer under the National Bankshares, Inc. Retirement Income Plan. Such benefits are vested and are not effected upon termination of employment or a change in control of the Company. See “Pension Benefits Table” for more information.

Retirement Plans

Bankshares maintains several qualified and nonqualified employee benefit plans for employees of participating employers in the plans. These benefit plans are described below.

Qualified Retirement Plans

National Bankshares, Inc. Retirement Income Plan. Until December 31, 2001, NBB maintained a tax-qualified, noncontributory defined benefit retirement plan for qualified employees called the National Bank of Blacksburg Retirement Income Plan (the “NBB Plan”). Effective on December 31, 2001, the NBB Plan was amended; its name was changed to the National Bankshares, Inc. Retirement Income Plan (the “NBI Plan”); and the Bank of Tazewell County Employee Pension Plan (the “BTC Plan”) was merged into the NBI Plan. The NBB (now NBI) Plan became effective on February 1, 1984, when NBB amended and restated its previous pension plan. This plan covers all officers and employees of NBI and its subsidiaries who have reached age 21 and have had one year of eligible service on the January 1 or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Prior to the December 31, 2001 plan amendment, retirement benefits at the normal retirement age of 65 were calculated at 66% of the employee’s average monthly compensation multiplied by the number of years of service, up to a maximum of 25 years. After December 31, 2001, retirement benefits at the normal retirement age are calculated at 1.75% of average monthly compensation multiplied by the number of years of service, up to 35 years. Added to this is 0.65% of “excess monthly average compensation” (defined in the NBI Plan as the amount of the average monthly compensation that is in excess of a participant’s monthly Social Security covered compensation, generally the rounded average of the Social Security taxable wage bases) multiplied by the number of years of service, up to 35 years. The benefit formula was amended again in 2008 to reduce the benefit formula for future accruals to 1.00% of monthly compensation, multiplied by the number of years of service up to 35 years. Average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee’s final 10 years of employment. Retirement benefits under the NBI Plan are normally payable in the form of a straight life annuity, with 10 years guaranteed; but other payment options may be elected. Benefits accrued by participants in the NBB Plan and in the BTC Plan prior to December 31, 2001, will be calculated based upon compensation and service under the old NBB and BTC Plan formulas. Benefits accrued by participants after January 1, 2002, are calculated under the NBI Plan formulas. The compensation covered by the NBI Plan includes the total of all amounts paid to a participant for personal services reported on the participant’s federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 2021, the limit on compensation was $290,000.

National Bankshares, Inc. Employee Stock Ownership Plan. Bankshares sponsors a non-contributory Employee Stock Ownership Plan (the “ESOP”), in which NBB and NBFS were participating employers for 2021. All full-time employees who are over the age of 21 and who have been employed for one year are eligible to participate. Contributions under the ESOP are discretionary for each participating employee and participants are not permitted to make contributions to the plan. Contributions are allocated to a participant’s account based upon a participant’s covered compensation, which is W-2 compensation. The contributions are fully vested after three years.

National Bankshares, Inc. Retirement Accumulation Plan. Bankshares sponsors the NBI Retirement Accumulation Plan which qualifies under Internal Revenue Code Section 401(k) (the “401(k) plan”). For 2021, NBB and NBFS were participating employers. All full-time employees who have six months of service and who are over the age of 21 are eligible to participate. Participants may contribute up to 100% of their total annual compensation to the plan, subject to Internal Revenue Code deferral annual dollar limits. Employee contributions are matched by the employer at 100% for the first 4% of salary contributed and at 50% of the next 2% of salary contributed. Employees are fully vested at all times in contributions and employer match sums.

Nonqualified Retirement Plans

Officers Salary Continuation Plan. In 2006, NBB entered into salary continuation agreements with a select group of subsidiary bank officers, including Mr. Denardo, Mr. Skeens and Ms. Ramsey. In 2013, NBB entered into a salary continuation agreement with Mr. Mylum. The Salary Continuation Plan benefits are funded by investments in bank subsidiary-owned life insurance policies on the lives of the participating officers. The officers and their beneficiaries are unsecured creditors of NBI and of NBB with respect to the benefits under the Salary Continuation Plan.

Each of the salary continuation agreements provides an annual benefit for the participating officer at normal retirement age (defined as age 65) while in the active service of the Company. The salary continuation agreement benefits approximate 25.0% final average salary based on 2008 annual salary adjusted for inflation, for Mr. Denardo; 27.3% of final average salary based on 2021 annual salary, adjusted for inflation, for Mr. Skeens; 25.8% of final average salary based on 2021 annual salary, adjusted for inflation, for Mr. Mylum, and 22.2% of final average salary based on 2021 annual salary, adjusted for inflation, for Ms. Ramsey. The benefit is payable for the greater of 15 years or the officer’s lifetime. If the officer dies before receiving the annual benefit for 15 years, the benefit is paid to his or her beneficiary for the remainder of that period. A reduced benefit is available upon the officer’s early termination if he or she is 50 years of age or older, upon disability or upon a change in control of the officer’s employer. “Early termination,” “disability” and “change in control” are defined in the salary continuation agreements. A death benefit that is equal in amount to the annual retirement benefit is paid to the officer’s beneficiary for 15 years in the event of the officer’s death while an active employee. No benefit is payable if the officer is terminated for “cause”, as that term is defined in the agreements.

Under his salary continuation agreement, in 2017, Mr. Denardo became entitled to receive annual payments of $72,488 as a result of his achieving normal retirement age. On August 1, 2017, at age 65, Mr. Denardo began receiving monthly payments of $6,040.67 based on his agreement. Mr. Skeens’ agreement provides that he will be paid $68,940 annually at his normal retirement age, which will occur in 2031. Mr. Mylum will be paid $70,000 annually at his normal retirement age, which will occur in 2031. Ms. Ramsey’s agreement provides that she will be paid $45,000 annually at her normal retirement age, which will occur in 2033.

In 2016, NBB entered into a new and additional salary continuation agreement with Mr. Denardo (the “2016 Agreement”). The 2016 Agreement provides an additional annual benefit for Mr. Denardo at normal retirement age (defined as age 70) that is payable for the greater of 15 years or the executive’s lifetime and provides for similar provisions related to beneficiaries and reduced or elimination of benefits upon occurrence of certain events as his 2006 Agreement. The benefit is based on a percentage (3.8%) of his projected average five year final salary at age 70 and assumes a salary of $426,000 with 4.0% annual increases. The benefit vests 25% beginning at December 31, 2017 and then 15% for each of the five subsequent years. The 2016 Agreement with Mr. Denardo provides that he will receive an additional annual payment of $17,512 beginning July 2, 2022.

Pension Benefits Table

The following table provides additional information about the pension benefits from the National Bankshares, Inc. Retirement Income Plan and from the Officers Salary Continuation Plan for Mr. Denardo, Mr. Skeens, Ms. Melton, Mr. Mylum and Ms. Ramsey.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
F. Brad Denardo	NBI Retirement Income	38	2,372,444	---
	Officers Salary Continuation	n/a	843,380	72,488
David K. Skeens	NBI Retirement Income	31	841,500	---
	Officers Salary Continuation	n/a	238,814	---
Rebecca M. Melton	NBI Retirement Income	2	---	---
	Officers Salary Continuation	n/a	---	---
Paul M. Mylum	NBI Retirement Income	15	585,033	---
	Officers Salary Continuation	n/a	209,956	---
Lara E. Ramsey	NBI Retirement Income	25	569,778	---
	Officers Salary Continuation	n/a	148,368	---

RISK FROM COMPENSATION POLICIES AND PRACTICES

FOR ALL EMPLOYEES

National Bankshares, Inc. has determined that its conservative compensation policies and practices for all employees are unlikely to create risks that are reasonably likely to have a materially adverse effect on the Company. The Company utilizes a formal salary administration structure that limits annual salary increases to predetermined percentages within salary ranges that are established for each position. The Board has determined that the Company’s adoption of the Annual Incentive Plan, which may provide bonus compensation to the President & CEO and certain executive officers, does not encourage excessive or inappropriate risk taking and is not reasonably likely to have a material adverse effect on the Company, but rather will have a positive effect on the Company and enhance the Company’s success.

NOMINATING COMMITTEE

The Nominating Committee’s sole function is to review and recommend nominees for the Board of Directors. A current copy of the committee’s Charter is available on the Company’s web site at www.nationalbankshares.com under the “Corporate Governance” tab. The Nominating Committee does not have a specific policy with regard to the consideration of any director candidates recommended by stockholders, because the committee will evaluate all candidates for directors using the same criteria, regardless of the source of the referral. Stockholders wishing to refer director candidates to the Nominating Committee should do so in writing mailed by first class mail to the committee, c/o National Bankshares, Inc., P. O. Box 90002, Blacksburg, VA 24062-9002.

In considering candidates for director, the Nominating Committee seeks individuals who meet the following minimum criteria that are set forth in the committee’s Charter. The candidate must be an individual of the highest character and integrity. He or she must be able to work well with others and must be free of any conflict of interest that would violate law or regulation or interfere with the proper performance of a director’s responsibilities. The candidate should be willing to devote sufficient time to the business of the Board. Finally, he or she should have the capacity to represent the best interests of the stockholders as a whole in a balanced way. The Nominating Committee insures that the Board of Directors will have a sufficient number of independent directors to fill all Board and committee positions that require independent directors. In addition, the Nominating Committee seeks directors who have good business experience as well as directors who have experience in academia and public service. The committee looks for directors who are knowledgeable about and who reside in the locations in which the Company and its subsidiaries do business and who have the ability and willingness to refer new business to the Company. While there is no formal policy regarding consideration of diversity in identifying director nominees, the Nominating Committee seeks candidates who reflect the Company’s belief that gender and ethnic diversity provide additional perspectives that are helpful to the Board of Directors. As a result, the Nominating Committee considers the additional diversity a candidate may add to the overall membership mix of the Board to be a positive factor in the selection of a nominee.

The Nominating Committee actively solicits the names of potential Board candidates from the directors and officers of Bankshares and, as stated here, will consider candidates suggested by stockholders. Information about potential candidates is sought from diverse sources, and the Nominating Committee compares the experience, expertise and personal qualities of the potential candidates with the experience, expertise and personal qualities that are identified as being desirable for the Board of Directors at any given time.

In August 2021, the SEC approved Nasdaq’s rule proposal to require listed companies to provide statistical information about their boards of directors, in the form of the table below. The Nasdaq rule requires each listed company to have, or explain why it does not have, two diverse directors on its board of directors. The current Board of Directors’ composition is in compliance with the Nasdaq diversity requirement.

Board Diversity Matrix as of December 31, 2021
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	9	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

AUDIT COMMITTEE REPORT

The Audit Committee has a charter that reflects standards set forth in SEC regulations and Nasdaq listing rules, and it is posted on the Company’s web site at www.nationalbankshares.com.

The Audit Committee monitors the integrity of Bankshares’ financial reporting process and its systems of internal controls concerning finance, accounting and legal compliance. Each of the Audit Committee members satisfies the definition of an independent director under SEC rules and as established in the listing standards for The Nasdaq Stock Market. Although each member of the Audit Committee has extensive business experience, the committee has identified Mr. Ball as the “audit committee financial expert” because he has a background involving significant financial oversight responsibilities.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2021, the Audit Committee:

●	Monitored the preparation of quarterly and annual financial reports by the Company’s management.

●

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2021 with management and YHB, the Company’s independent registered public accountant.

●	Discussed with management, YHB and the Company’s Corporate Auditor the adequacy of the system of internal controls.

●	Discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

●

Received written disclosures and a letter from YHB as required by applicable requirements of the PCAOB regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

●	Conducted an assessment of the Company’s relationship with YHB and evaluated YHB’s performance and the quality of audits.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report was prepared by the following directors who compose the Audit Committee:

Lawrence J. Ball (Chair)

John E. Dooley

Norman V. Fitzwater, III

Charles E. Green, III

James C. Thompson

Principal Accounting Fees and Services

The following fees were paid to YHB for services provided to Bankshares for the years ended December 31, 2021 and December 31, 2020. The Audit Committee determined that the provision of non-audit services by YHB did not compromise the firm’s ability to maintain its independence.

	2021		2020
	Fees ($)	Percentage	Fees ($)	Percentage
Audit fees	134,700	80%	131,050	80%
Audit-related fees	23,550	14%	23,550	14%
Tax fees	10,175	6%	9,900	6%
	168,425	100%	164,500	100%

Audit fees: Audit and review services and review of documents filed with the SEC and the audit of the effectiveness of the Company’s internal control over financial reporting.

Audit-related fees: Employee benefit plan audits and consultation concerning financial accounting and reporting standards.

Tax fees: Preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation concerning tax compliance issues.

The Company did not pay YHB any fees other than as stated in table.

The Audit Committee meets and specifically approves in advance the provision of all services of YHB.

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company, NBB and NBFS may solicit proxies personally or by telephone, facsimile, email or other electronic means without additional compensation. It is contemplated that brokerage houses and other nominees will be requested to forward proxy solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this connection.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy materials of Bankshares for the 2023 Annual Meeting of Stockholders, a stockholder proposal, including a director nomination, intended to be presented at the meeting must be delivered to or received by mail at Bankshares’ headquarters at 101 Hubbard Street, Blacksburg, Virginia, 24060 no later than November 30, 2022. Such proposal also must comply with the SEC’s rules regarding stockholder proposals. In addition, the Company’s bylaws provide that a stockholder must give timely advance notice in writing to the President in order to bring business before an annual meeting of stockholders, if the proposal is not to be included in the Company’s proxy statement. To bring business before an annual meeting of stockholders, such notice must be delivered to or received by mail at Bankshares’ headquarters at 101 Hubbard Street, Blacksburg, Virginia 24060 not less than 60 nor more than 90 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 70 days prior to the date of the meeting). Other than the proposals contained in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the 2022 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lara E. Ramsey
Corporate Secretary

Blacksburg, Virginia

March 30, 2022

BANKSHARES IS PROVIDING STOCKHOLDERS WITH A COPY OF THE ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, INCLUDING FINANCIAL STATEMENTS (BUT NOT INCLUDING EXHIBITS), FREE OF CHARGE, WITH THIS PROXY STATEMENT. STOCKHOLDERS AS OF THE RECORD DATE MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K AND COPIES OF EXHIBITS TO THE FORM 10-K BY MAKING A WRITTEN REQUEST TO: LARA E. RAMSEY, CORPORATE SECRETARY, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.

National Bankshares

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A **Proposals — The Board of Directors of National Bankshares, Inc. (the "Company") recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 & 3. The proposals are as follows:**

Nominee	For	Against	Abstain
01 - F. Brad Denardo	☐	☐	☐
02 - John E. Dooley	☐	☐	☐
03 - Norman V. Fitzwater, III	☐	☐	☐

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The 2022 Annual Meeting of Stockholders of National Bankshares, Inc. will be held on May 10, 2022, 3:00 pm Eastern Time, at The Inn at Virginia Tech, 901 Prices Fork Road, Blacksburg, VA 24061

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.investorvote.com/NKSH

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY-NATIONAL BANKSHARES, INC.

2022 Annual Meeting of Stockholders to be held May 10, 2022

This Proxy is Solicited on Behalf of the Board of Directors

Lindsay Coleman and L. Allen Bowman or either of them (each, a "Proxy"), each with the power of substitution, are hereby appointed and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National Bankshares, Inc. to be held on May 10, 2022 3:00 p.m. Eastern Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

(Proposals to be voted upon appear on reverse side)

C Non-Voting Items

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